UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2013

BROOKFIELD GLOBAL LISTED INFRASTRUCTURE INCOME FUND INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35283	80-0736693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Brookfield Place 250 Vesey Street New York, New York	10281-1023
(Address of principal executive offices)	(Zip Code)

(800) 282-0429

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(d)

On April 15, 2013, Heather Goldman was elected by the Board of Directors of Brookfield Global Listed Infrastructure Income Fund Inc. (the “Fund”) as a Class I Director. Ms. Goldman shall serve until the 2015 annual meeting of stockholders and until her successor shall be elected and qualified or until her earlier resignation or removal. Ms. Goldman is not a party to any arrangement or understanding pursuant to which she was selected as a Director. Ms. Goldman is a former employee of the Adviser of the Fund and will serve as an interested Director for two years, after which time she will be considered an independent Director.

On April 15, 2013, Stuart A. McFarland was elected by the Board of Directors of the Fund as a Class II Director. Mr. McFarland shall serve until the 2013 annual meeting of stockholders and until his successor shall be elected and qualified or until his earlier resignation or removal. Mr. McFarland was also appointed to serve on the Fund’s Audit Committee and Nominating and Compensation Committee. Mr. McFarland is not a party to any arrangement or understanding pursuant to which he was selected as a Director, nor is Mr. McFarland a party to any transaction, or series of transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

The Board of Directors approved a change in the Fund Governance Policies and Procedures to require that disinterested directors constitute a majority of the Board. Previously, this policy required that disinterested directors constitute 75% of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKFIELD GLOBAL LISTED INFRASTRUCTURE INCOME FUND INC.

By:	/s/ Angela W. Ghantous
Angela W. Ghantous
Treasurer

Date: April 16, 2013